Exhibit 10.8
LEASE AGREEMENT

Translation

Party A: Chongqing Foguang Tourism Development (Group) Co., Ltd.

Party B: Chongqing Guobang Industrial Co., Ltd.

            Through friendly consultation, the parties enter into the following agreement pursuant to the Contract Law of the People’s Republic of China, the Law on Administration of Urban Real Estate of the People’s Republic of China and other relevant laws and regulations:

I.	Party A agrees to lease to Party B the property located at the 4th Floor of the Huigong Shopping Mall with a total area of 1,938.17 square meters.

II.	The property is located at 1 Huigong Road, Huigong Tower 4th Floor, Nan’an District, Chongqing, as certified in the following certificates:

•	Property Ownership Certificate # (2006)09328, 630.36 square meters

•	Property Ownership Certificate # (2006)09330, 630.36 square meters

•	Property Ownership Certificate # (2006)09329, 630.36 square meters

III.	Lease Term and Payment

1.	The monthly rent is RMB 192,000.

2.	Party B shall pay the monthly rent five days in advance of the next month. Party B shall not have the obligation to pay rent until it subleases the property and receives rent.

IV.	Purpose and Transfer of Lease: Party A understands and agrees that Party B will sublease the property to a third party. Party A shall not interfere with Party B’s use of the property.

V.
During the term of the Agreement, if Party B and the sub-tenant of the sublease terminate the lease agreement, Party B shall have the right to decide if this Agreement will be continued or terminated. In this circumstance, if Party B decides to terminate the Agreement, Party B shall notify Party A in writing. Party A shall make sure the validity of its mailing address and notify Party B of any change of mailing address in writing, otherwise, when Party B sends the notice to Party A’s designated mailing address, the return date of the mail shall be deemed as the notice date.

VI.
House Renovation: Party A agrees that Party B and its sub-tenants may remove the decoration of the leased property. Upon the termination of this Agreement, Party A may not restore the decoration of the property (including the partition wall), nor compensate Party A for any decoration or renovation. However, Party B shall not change the decoration status of the property at the termination of this Agreement.

VII.	Party A shall have the right to either continue or terminate the Agreement if Party B fails to sublease the property by December 31, 2005.

VIII.	Property Management Fees: Party B shall pay the property management fees and charges for water and power.

IX.	Deliver of Property: Party A shall deliver the property to Party B by December 20, 2005.

X.
Breach of Agreement: any party who breaches the Agreement shall pay the penalty to the non-breaching party that equals the amount of one year’s rent and shall compensate for any economic loss incurred by the non-breaching party (including the amount of all damages that Party B pays to the sub-tenants). Party B shall pay a late fee of 2/10,000 of the overdue rent per day if Party B fails to pay the rent timely.

XI.	Supplement Provisions: any unsettled matters under this Agreement may be supplemented by the parties with a supplement agreement, which shall have the same effect of this Agreement.

XII.	This Agreement shall become effective upon execution of both parties and the entry of agreement between Party B and third parties.

XIII.	This Agreement is executed into four duplicates with equivalent effect. Each party shall hold one duplicate.

Party A: Chongqing Foguang Tourism Development (Group) Co., Ltd. (Signature & Stamp)

Mailing Address: Fuli Bowling House, ChangShou District, Chongqing

Party B: Chongqing Guobang Industrial Co., Ltd. (Signature & Stamp)

Mailing Address: 1 Huigong Road., Huigong Tower, 7th Floor, Nan’an District, Chongqing

December 10, 2005